COMPAQ COMPUTER CORPORATION

SEGMENT INFORMATION TABLE

(Unaudited)

Summary information by operating segment is as follows:

	Three months ended September 30,		Nine months ended September 30,
	1999	1998	1999	1998
	(in millions)
Enterprise Solutions and Services
Revenue	$ 4,940	$ 4,416	$ 14,810	$ 9,145
Operating income	599	320	1,613	798
Commercial Personal Computing
Revenue	2,727	3,097	9,052	7,841
Operating income (loss)	(169)	116	(347)	(139)
Consumer
Revenue	1,469	1,282	4,028	3,350
Operating income	65	43	193	119
Other
Revenue	72	(4)	157	(26)
Operating loss	(101)	(48)	(280)	(103)
Consolidated totals
Revenue	$ 9,208	$ 8,791	$28,047	$20,310
Operating income	$ 394	$ 431	$ 1,179	$ 675

A reconciliation of the Company's consolidated operating income to consolidated income (loss) before provision for income taxes follows:

	Three months ended September 30,		Nine months ended September 30,
	1999	1998	1999	1998
(in millions)
Consolidated operating income	$ 394	$ 431	$ 1,179	$ 675
Corporate and unallocated shared expenses	(325)	(275)	(994)	(642)
Purchased in-process technology	¯	¯	¯	(3,234)
Restructuring and related charges	(868)	¯	(868)	(393)
Gain on sale of businesses	1,156	¯	1,182	¯
Income (loss) before provision for income taxes	$ 357	$ 156	$ 499	$ (3,594)

    In the third quarter of 1999, Compaq's operations and corresponding organizational structures were realigned into three strategic business groups that offer different products and services. They are managed separately because each business group targets different customers with diverse technology and solutions needs. Financial data for periods reported prior to the realignment have been restated to conform to the current period presentation.

    Compaq's reported segments are Enterprise Solutions and Services, Commercial Personal Computing and Consumer. Enterprise Solutions and Services provides customers with server, workstation, storage, internet, telecommunications and access products as well as network and system integration operation and asset management, and availability services. Commercial Personal Computing delivers desktop PCs, portables, monitors and enhancement products to commercial customers. Consumer targets home and other non-commercial markets and provides desktop PCs, portables, printers and related products, as well as internet access and services. Business activities that do not qualify for separate reporting are aggregated in the Other segment.